Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – July 2, 2014– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 31, 2014.

Fiscal 2014 Second Quarter Highlights

●	Consolidated sales were $85.2 million for the second quarter of 2014 compared to $81.2 million for the second quarter of 2013, an increase of 4.9%.

●	Operating income for the quarter was $3.9 million or 4.6% of sales as compared to $3.4 million or 4.2% of sales for the prior year quarter.

●	Wholesale operating profit increased to $4.3 million or 7.6% of sales as compared to $2.8 million or 5.3% of sales for the prior year quarter.

●

Net income increased to $2.6 million or $0.24 per diluted share as compared to $2.0 million or $0.18 per diluted share. The current year quarter included $0.7 million in new store related losses as compared to $0.2 million for the prior year quarter.

●	Company-owned store delivered sales increased 3.5% compared to the prior year quarter with comparable store sales essentially flat.

●	Opened one new store in Hartsdale, New York and completed a store reposition in Little Rock, Arkansas.

●	Generated $8.5 million in operating cash during the second quarter of 2014.

On a consolidated basis, the Company reported net sales for the second quarter of 2014 of $85.2 million as compared to $81.2 million for the second quarter of 2013, an increase of $4.0 million or 4.9%. Operating income for the quarter increased $0.5 million to $3.9 million, or 4.6% of sales, primarily due to improved gross margins, partially offset by $0.5 million of higher new store related losses (both pre- and post-opening). The Company reported net income of $2.6 million or $0.24 per diluted share for the second quarter of 2014 compared to net income of $2.0 million or $0.18 per diluted share in the second quarter of 2013.

“Wholesale shipments to customers outside of our store network and sales from new Bassett store locations were the primary drivers behind the 4.9% increase in consolidated revenue recorded during the second quarter of fiscal 2014”, commented Robert H. Spilman, Jr., President and Chief Executive Officer. “Our ongoing efforts to grow open market sales continue to pay off while we are in the midst of targeted expansion and repositioning of the Bassett Home Furnishings store network. We believe that significant growth opportunities remain in both channels as we further penetrate non-store geography and strategically grow our dedicated store distribution. Further, the 15% increase in operating income achieved in the quarter came despite bearing the costs associated with an abnormally active period of new store development. Building on the past three years of retail comparable store sales growth, we are excited about expanding our footprint beyond the 60 corporate and 34 licensee-owned stores that were in operation at the end of May. We also look forward to continued improvement in profitability as we move ahead with lower levels of new store opening expenses.”

“Our balance sheet remains solid as the Company ended the quarter with $16.9 million of cash, $23.1 million of investments, and $2.3 million of mortgage debt”, continued Spilman. “During the first half of 2014, we generated $13.8 million of operating cash, received $2.3 million from the final installment of our 2011 sale of the International Home Furnishings Center, invested $12.2 million in our retail and manufacturing operations, paid $3.5 million in dividends to shareholders, and repurchased $2.9 million of the Company’s common stock. We will continue to appraise the allocation of the Company’s capital regarding the balance between growth, dividend policy and repurchase of stock. At quarter’s end, $8.7 million remained authorized under the existing stock repurchase plan.”

Wholesale Segment

Net sales for the wholesale segment were $56.2 million for the second quarter of 2014 as compared to $53.9 million for the second quarter of 2013, an increase of $2.3 million or 4.3%. Wholesale shipments to the open market (outside the Bassett Home Furnishings store network) increased 17% and shipments to the Bassett Home Furnishings store network decreased by 4.0% compared to the prior year quarter. The Company continues to gain market share in the traditional furniture store channel as recent product offerings have been well received. Sales to the Bassett Home Furnishings store network have continued to be negatively impacted by slower business during the winter months from inclement weather along with overall softness in the demand for wood furniture. Gross margins for the wholesale segment were 33.9% for the second quarter of 2014 as compared to 32.6% for the second quarter of 2013. This increase was primarily due to improved margins in the upholstery operations with higher sales volumes providing greater leverage of fixed costs and higher wood margins due to less discounting of discontinued products. Wholesale SG&A increased $0.1 million to $14.8 million for the second quarter of 2014 as compared to $14.7 million for the second quarter of 2013. SG&A as a percentage of sales decreased to 26.3% as compared to 27.3% for the second quarter of 2013 due primarily to greater leverage of fixed costs from higher sales volumes coupled with tighter expense control. Operating income was $4.3 million or 7.6% of sales as compared to $2.8 million or 5.2% of sales in the prior year quarter.

“Upholstery division sales once again produced strong growth”, continued Spilman. “Building on the trend for the past several quarters, upholstery sales grew by 8.1%. All of the increase was generated by products made in our domestic facilities, which continue to grow profitability as we leverage our fixed costs with higher levels of production. Last fall, we introduced the Bassett Express upholstery program designed to take market share in the open market and these products have begun to gain traction at retail. And, of course, our HGTV Design Studio assortment continues to perform well in the BHF store network as we promote the products and our custom capabilities on the HGTV national cable network.”

“Our wood division experienced an overall sales decline of 3.1% despite strong growth in our domestic casual dining sales”, added Spilman. “The expansion of our Martinsville, Virginia dining facility was completed in the second quarter and production is now underway. Our work schedules at the operation have been much more favorable this year which has allowed us to be more profitable. Imported wood casegoods sales have been challenged thus far in 2014 with the exception of our juvenile products. We continue to explore new products while monitoring our import inventory to provide high levels of service and to limit exposure to obsolescence. And, despite the ups and downs of the wood segment in the industry, we were able to modestly grow overall wood division profitability in the second quarter.”

Retail Segment

Net sales for the 60 Company-owned stores were $53.3 million for the second quarter of 2014 as compared to $51.5 million for the second quarter of 2013, an increase of $1.8 million or 3.5%. The increase was primarily due to higher non-comparable store sales as a result of opening 7 new stores in the last 12 months. Comparable store sales were essentially flat for the quarter.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 1.8% for the second quarter of 2014 as compared to the second quarter of 2013.

The consolidated retail operating loss for the second quarter of 2014 was $0.7 million, compared to income of $0.3 million in the second quarter of 2013. The 53 comparable stores generated operating income of $0.1 million for the quarter, or 0.3% of comparable store sales, as compared to $0.4 million or 0.8% of comparable store sales for the prior year quarter. Gross margins for comparable stores improved to 49.5% compared to 47.5% in the prior year quarter due primarily to improved pricing strategies implemented late in 2013. SG&A expenses for comparable stores increased $1.3 million to $24.5 million or 49.2% of sales as compared to 46.7% of sales for the second quarter of 2013. This increase is primarily due to planned increases in advertising, higher health care benefit costs and increased other overhead costs as the store network continues to grow. In addition, the Company incurred $0.2 million of overlapping rent incurred while two stores were in the process of being relocated. As with new store openings as described below, the Company begins to recognize rent expense at the date the Company takes possession of the store location. The Company will effectively recognize rent expense on both locations until the date that the previously existing store closes. The Company completed a relocation in Little Rock, Arkansas during the quarter and is in the process of relocating a store in Boston, Massachusetts which will be completed in the third quarter of 2014. The Company defines a store relocation as the closing of one store and opening of another store in the same market. Since there is no change in the store count for a specific market, the Company continues to include relocation costs as part of the comparable store operations.

Losses from the non-comparable stores were $0.8 million which include $0.5 million of pre-opening costs incurred for the Hartsdale, New York store which opened during the second quarter and for the Rockville, Maryland store to open during the third quarter. These costs generally range between $0.1 million to $0.3 million per store, depending on the overall rent costs for the location and the length of time between when the Company takes physical possession of the store and when the store opens. Also included in the non-comparable store loss is $0.2 million in post-opening losses from the new stores in Hartsdale, New York, Westport, Connecticut and Burlington, Massachusetts. The Company incurs losses in the two to three months following a store opening as sales are not recognized until the furniture is delivered to its customers, resulting in operating expenses without the offset from normal sales volume. Because the Company does not maintain a stock of retail inventory that would result in quick delivery, and because of the custom nature of the furniture offerings, such deliveries are generally not made until 30 days after the furniture is ordered by the customer. The remaining four non-comparable stores generated an operating loss of $0.1 million for the second quarter of 2014.

“As a result of the improved performance of our corporate retail fleet over the past three years, we embarked on a more aggressive expansion plan into new markets beginning in late 2013”, said Spilman. “At the same time, we have continued to reposition or close underperforming stores with expiring leases. While this activity has resulted in added costs and therefore impacted our earnings in the short term, we believe that this is an investment in our future which should produce meaningful returns to our business and shareholders in the long term. Furthermore, although the pace of new openings and the repositioning of certain stores will slow somewhat from what we have experienced so far this year, we will continue to add new stores and thus will continue to incur costs associated with these openings. However, the impact to our earnings should decline as our store base becomes larger and we are better positioned to absorb these costs by leveraging the revenues that those new stores will produce. With four stores remaining to be opened this year, we are focused on their successful integration into our network as we navigate through the seasonally slow third quarter.”

Sale of Retail Real Estate

Subsequent to the second quarter of 2014, the Company entered into an agreement to sell a retail store property located in Denver, Colorado to the existing licensee operating that store. The Company re-classified $3.7 million from Retail real estate to Other current assets in the consolidated balance sheet. The Company closed the sale and received the proceeds in June 2014.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 94 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second fiscal quarter of 2014, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended		Quarter Ended		Six Months Ended*		Six Months Ended*
	May 31, 2014		June 1, 2013		May 31, 2014		June 1, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$85,185	100.0%	$81,223	100.0%	$160,832	100.0%	$161,072	100.0%

Cost of sales	39,872	46.8%	39,397	48.5%	75,266	46.8%	77,886	48.4%

Gross profit	45,313	53.2%	41,826	51.5%	85,566	53.2%	83,186	51.6%

Selling, general and administrative expense	40,901	48.0%	38,361	47.2%	79,481	49.4%	77,195	47.9%
New store pre-opening costs	521	0.6%	55	0.1%	1,108	0.7%	217	0.1%
Operating income	3,891	4.6%	3,410	4.2%	4,977	3.1%	5,774	3.6%

Other income (loss), net	(272)	-0.3%	(129)	-0.2%	13	0.0%	(797)	-0.5%
Income before income taxes	3,619	4.2%	3,281	4.0%	4,990	3.1%	4,977	3.1%

Income tax provision	(1,068)	-1.3%	(1,328)	-1.6%	(1,596)	-1.0%	(2,044)	-1.3%
Net income	$2,551	3.0%	$1,953	2.4%	$3,394	2.1%	$2,933	1.8%

Basic earnings per share	$0.24		$0.18		$0.32		$0.27

Diluted earnings per share	$0.24		$0.18		$0.31		$0.27

*Six months ended May 31, 2014 had 26 weeks compared to 27 weeks for the six months ended June 1, 2013

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Undaudited)
	May 31, 2014	November 30, 2013
Assets
Current assets
Cash and cash equivalents	$16,882	$12,733
Short-term investments	23,125	28,125
Accounts receivable, net	14,957	16,080
Inventories, net	52,702	53,069
Deferred income taxes, net	4,593	4,418
Other current assets	10,476	11,949
Total current assets	122,735	126,374

Property and equipment, net	72,881	64,271

Other long-term assets
Retail real estate	6,482	10,435
Deferred income taxes, net	10,720	10,734
Other	14,040	14,035
Total long-term assets	31,242	35,204
Total assets	$226,858	$225,849

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,473	$19,892
Accrued compensation and benefits	7,065	6,503
Customer deposits	19,336	16,214
Dividends payable	-	2,172
Other accrued liabilities	7,369	6,660
Total current liabilities	52,243	51,441

Long-term liabilities
Post employment benefit obligations	10,708	11,146
Real estate notes payable	2,320	2,467
Other long-term liabilities	4,293	3,386
Total long-term liabilities	17,321	16,999

Stockholders’ equity
Common stock	53,360	54,297
Retained earnings	105,297	104,526
Accumulated other comprehensive loss	(1,363)	(1,414)
Total stockholders' equity	157,294	157,409
Total liabilities and stockholders’ equity	$226,858	$225,849

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Six Months Ended
	May 31, 2014	June 1, 2013
Operating activities:
Net income	$3,394	$2,933
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,438	2,890
Equity in undistributed income of investments and unconsolidated affiliated companies	(343)	(282)
Deferred income taxes	(160)	353
Tenant improvement allowances received from lessors	1,270	-
Other, net	421	(491)
Changes in operating assets and liabilities
Accounts receivable	1,015	243
Inventories	367	1,922
Other current and long-term assets	1,451	(2,101)
Customer deposits	3,122	2,088
Accounts payable and accrued liabilities	(156)	(4,732)
Net cash provided by operating activities	13,819	2,823

Investing activities:
Purchases of property and equipment	(12,209)	(5,184)
Proceeds from sale of retail real estate and property and equipment	1,407	955
Proceeds from sale of interest in affiliate	2,348	2,348
Proceeds from maturity of short-term investments	5,000	-
Purchases of investments	-	(1,125)
Other	188	5
Net cash used in investing activities	(3,266)	(3,001)

Financing activities:
Repayments of real estate notes payable	(137)	(126)
Issuance of common stock	147	462
Repurchases of common stock	(2,930)	(526)
Cash dividends	(3,480)	(1,627)
Other	(4)	-
Net cash used in financing activities	(6,404)	(1,817)
Change in cash and cash equivalents	4,149	(1,995)
Cash and cash equivalents - beginning of period	12,733	45,566

Cash and cash equivalents - end of period	$16,882	$43,571

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter ended	Quarter ended	Six Months Ended*	Six Months Ended*
	May 31, 2014	June 1, 2013	May 31, 2014	June 1, 2013
Net Sales
Wholesale	$56,184	$53,933	$107,270	$107,893
Retail	53,290	51,470	100,414	101,427
Inter-company elimination	(24,289)	(24,180)	(46,852)	(48,248)
Consolidated	$85,185	$81,223	$160,832	$161,072

Operating Income (Loss)
Wholesale	$4,257	$2,849	$6,605	$5,850
Retail	(666)	277	(2,438)	(294)
Inter-company elimination	300	284	810	218
Consolidated	$3,891	$3,410	$4,977	$5,774

*Six months ended May 31, 2014 had 26 weeks compared to 27 weeks for the six months ended June 1, 2013

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 30,	New	Closed	May 31,
	2013	Stores	Stores	2014

Company-owned stores	55	5	-	60
Licensee-owned stores	34	-	-	34

Total	89	5	-	94

New Stores Opened in 2014:
Ft. Worth, Texas
Annapolis, Maryland
Westport, Connecticut
Burlington, Massachusetts
Hartsdale, New York

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	53 Comparable Stores				52 Comparable Stores***
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 31, 2014		June 1, 2013		May 31, 2014		June 1, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$49,738	100.0%	$49,717	100.0%	$93,915	100.0%	$97,406	100.0%

Cost of sales	25,137	50.5%	26,107	52.5%	47,217	50.3%	50,998	52.4%

Gross profit	24,601	49.5%	23,610	47.5%	46,698	49.7%	46,408	47.6%

Selling, general and administrative expense*	24,457	49.2%	23,203	46.7%	47,060	50.1%	46,150	47.4%

Income from operations	$144	0.3%	$407	0.8%	$(362)	-0.4%	$258	0.2%

	All Other Stores				All Other Stores***
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 31, 2014		June 1, 2013		May 31, 2014		June 1, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$3,552	100.0%	$1,753	100.0%	$6,499	100.0%	$4,021	100.0%

Cost of sales	1,691	47.6%	950	54.2%	3,076	47.3%	2,142	53.3%

Gross profit	1,861	52.4%	803	45.8%	3,423	52.7%	1,879	46.7%

Selling, general and administrative expense	2,150	60.5%	878	50.1%	4,391	67.6%	2,214	55.1%
Pre-opening store costs**	521	14.7%	55	3.1%	1,108	17.0%	217	5.4%

Loss from operations	$(810)	-22.8%	$(130)	-7.4%	$(2,076)	-31.9%	$(552)	-13.8%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and the store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.

***	Six months ended May 31, 2014 had 26 weeks compared to 27 weeks for the six months ended June 1, 2013